GRAPHIC OMITTED]

                                           For more information, please contact:
                                                                  David W. Kloos
                                                         Chief Financial Officer
                                                                  (303) 595-9898
                                                               [GRAPHIC OMITTED]


                MATRIX BANCORP ANNOUNCES SECOND QUARTER EARNINGS

July 30, 2004

Denver, Colorado -- Matrix Bancorp, Inc. (NASDAQ: MTXC) (the "Company") today reported net income of $3.9 million for the quarter ended June 30, 2004, or $0.59 per basic share and $0.58 per diluted share, as compared to $1.4 million, or $0.22 per basic and diluted share, for the quarter ended June 30, 2003. The net income for the quarter ended June 30, 2004, all of which is income from continuing operations, includes a $3.1 million after-tax gain on sale of two Matrix Capital Bank branches in Las Cruces New Mexico that closed on May 1, 2004. The net income for the quarter ended June 30, 2003 consisted of a loss from continuing operations of $(1.6) million, or $(0.25) per basic and diluted share, and income from discontinued operations of $3.1 million, or $0.47 per basic and diluted share. Net income for the six months ended June 30, 2004 totals $5.2 million, or $0.79 per basic share and $0.78 per diluted share, as compared to $3.3 million, or $0.51 per basic and diluted share for the six months ended June 30, 2003. The net income for the six months ended June 30, 2004 consists of income from continuing operations of $5.0 million, or $0.77 per basic share and $0.76 per diluted share, and income from discontinued operations of $140 thousand, or $0.02 per basic and diluted share, and the net income for the six months ended June 30, 2003 consisted of a loss from continuing operations of $(2.0) million, or $(0.30) per basic and diluted share, and income from discontinued operations of $5.3 million, or $0.81 per basic and diluted share. The discontinued operations reflect the results of the wholesale production platform at Matrix Financial Services Corporation that was sold in September of 2003. The earnings from discontinued operations in the six months ended June 30, 2004 reflect a premium payment the Company earned which ceased effective February 2004, pursuant to the terms of the sale.

The Company's assets totaled $1.74 billion on June 30, 2004, as compared to $1.72 billion at December 31, 2003. The consistency overall is despite changes in various categories of assets and liabilities. Loans receivable decreased $37.0 million, as compared to December 31, 2003, to $1.31 billion at June 30, 2004. The decrease during the first half of 2004 is due to the sale of the Las Cruces branches and repayments of mortgage loans at Matrix Bank and Matrix Financial that exceeded purchases of loans. Investment securities increased $49.5 million, as compared to December 31, 2003, to $202.0 million at June 30, 2004. This increase occurred due to the purchase of mortgage backed securities, primarily collateralized mortgage obligations, which offset repayments on existing securities and sales of Small Business Administration ("SBA") pooled securities at Matrix Bank. Deposits, including custodial escrow balances and brokered certificates of deposit, decreased $66.9 million as compared to December 31, 2003, to $992.6 million at June 30, 2004 predominately due to deposits sold in the Las Cruces branch sales. The decrease in deposits was offset by increases in the Company's borrowings from FHLBank of $68.0 million, to $526.2 million at June 30, 2004.

D. Mark Spencer, President and Co-CEO, commented, "We are pleased with our results from our core operations in the second quarter. We experienced continued strong performance from Matrix Bank, including the gain on the sale of the Las Cruces, New Mexico branches which closed during the quarter."

Mr. Spencer continued, "We have also continued in the execution of our strategic plan, with the announcement of the sale of Matrix Bank's retail branch in Sun City, Arizona, pending regulatory approval and other customary conditions. The sale is anticipated to include approximately $105.0 million of deposits and nominal loan balances, as well as the real estate and fixed assets associated with the branch. The sale, as was the case with the sale of the Las Cruces branches, will allow the Company to reduce costs associated with the operations of non-core retail branch locations. The sale is anticipated to have a favorable impact on Matrix Bank from an earnings, operational and compliance standpoint, and we believe will have little to no impact on the liquidity of Matrix Bank. We are continuing to review opportunities to streamline our operations to allow us to focus on our core competencies."

Richard V. Schmitz, Chairman of the Board and Co-CEO of the Company added, "With the Federal Reserve increase in interest rates made at quarter end, we appear to be at the end of this historic low interest rate environment. Nevertheless, in the second quarter and the first half of 2004, we continued to incur high levels of amortization on our mortgage servicing rights, albeit at lower levels than experienced in the second quarter and first six months of 2003. The interest rate environment and resulting reduction in serviced mortgage loan prepayments did allow us to record a recovery of $2.1 million of previously recorded mortgage servicing rights impairment for the quarter, and $900 thousand year to date. However, the impairment recovery for both the second quarter 2004 and six months ended June 30, 2004 was substantially offset by hedging losses recognized and recorded against other income. Our belief is that for the remainder of the year we will be in a rising interest rate environment, and accordingly, during the second quarter of 2004 we removed our hedge of mortgage servicing rights."

Mr. Schmitz added, "During the quarter, we also made the strategic decision to transfer our servicing portfolio to a sub-servicer. The actual transfer will occur in the fourth quarter of this year. It is anticipated that outsourcing the servicing function will allow us to lower our overall cost structure and will convert much of the servicing cost to more of a variable cost versus the fixed overhead that is currently associated with maintaining our servicing platform."

                              Financial Highlights

Net interest income before provision for loan and valuation losses totaled $10.3 million for the quarter ended June 30, 2004 as compared to $10.7 million for the quarter ended June 30, 2003. Net interest income before provision for loan and valuation losses totaled $20.6 million for the six months ended June 30, 2004 as compared to $21.4 million for the six months ended June 30, 2003. The Company's net interest margin decreased to 2.80% and 2.75% for the quarter and six months ended June 30, 2004, respectively, as compared to 2.92% for the quarter and six months ended June 30, 2003. The decrease in net interest income and in the net interest margin can be attributed primarily to a decrease in the average rate earned on average interest-earning assets to 4.77% and 4.70% for the quarter and six months ended June 30, 2004, respectively, as compared to 5.12% and 5.21% for the quarter and six months ended June 30, 2003, respectively. The average balance of interest-earning assets was $1.47 billion and $1.50 billion for the quarter and six months ended June 30, 2004, as compared to $1.47 billion for the quarter and six months ended June 30, 2003. The increase in the year to date balance as compared to prior year reduces the financial impact of the decrease in the rate earned. The effects of the decrease in average rate earned was also partially offset by a decrease in the yield on interest-bearing liabilities to 2.20% and 2.19% for the quarter and six months ended June 30, 2004, respectively, as compared to 2.61% and 2.67% for the quarter and six months ended June 30, 2003, respectively. The average balance of interest-bearing liabilities increased to $1.31 billion for the quarter ended June 30, 2004 and $1.34 billion for the six months ended June 30, 2004, as compared to $1.23 billion and $1.25 billion for the quarter and year ended June 30, 2003, which partially offsets the financial benefit of the decrease in the yield paid. Both the decrease in the yield on interest-earning assets and the cost of the interest-bearing liabilities are attributable to the continued low interest rate environment.

The provision for loan and valuation losses was $450 thousand for the quarter ended June 30, 2004 and $1.7 million for the six months ended June 30, 2004, as compared to $840 thousand for the quarter ended June 30, 2003 and $1.5 million for the six months ended June 30, 2003. The decrease in the provision quarter to quarter was due to the inclusion in the prior year of additional reserves recorded at Matrix Bank specific to certain loans that are not present in the quarter ended June 30, 2004. The increase for the six months ended June 30, 2004 as compared to the six months ended June 30, 2003 is due to additional reserves recorded at Matrix Financial relating to uninsured government loans, and additional reserves recorded at ABS School Services.

Noninterest income was $18.5 million and $35.9 million for the quarter and six months ended June 30, 2004 as compared to $21.0 million and $38.9 million for the quarter and six months ended June 30, 2003. Noninterest income for the quarter and six months ended June 30, 2004 includes a $5.1 million gain on the sale of the Las Cruces branches by Matrix Bank. The decreases in noninterest income for both the quarter and six months ended June 30, 2004, despite including the gain on the sale of the branches, was due to a combination of decreases in gain on sales of loans and securities of $4.0 million for the quarter ended June 30, 2004 and $5.4 million for the six months ended June 30, 2004, as compared to the same periods of 2003 due to the market conditions and the timing of sales in the marketplace primarily on loans purchased and resold from our servicing portfolio and SBA loan portfolio, decreases of approximately $3.0 million quarter and year to date in hedging income included in other income due to the interest rate environment, and a decrease in loan administration fees of $1.8 million for the quarter ended June 30, 2004 and $3.4 million for the six months ended June 30, 2004 as compared to the same periods of 2003 due to an approximately 40% lower average balance in our servicing portfolio on which fees are generated. The decreases above were offset by significant growth at Matrix Asset Management, which consisted of revenue of $3.1 million for the quarter and $5.5 million for the six months ended June 30, 2004, increases of $1.6 million and $2.6 million as compared to the same periods of 2003, due to record numbers of property closings during the periods of 2004 and increases in numbers of properties managed.

Noninterest expense was $22.5 million and $47.6 million for the quarter and six months ended June 30, 2004, as compared to $34.1 million and $62.9 million for the quarter and six months ended June 30, 2003. The largest decrease occurred in the level of amortization of mortgage servicing rights for both the quarter and six month period due to an overall decrease in the outstanding balance of our mortgage servicing rights asset as compared to prior year quarters, despite prepayment speeds that remained high at 32.4% and 29.9% for the quarter and six months ended June 30, 2004. We also recognized a recovery of the impairment on mortgage servicing rights during the quarter and six months ended June 30, 2004 of $2.1 million and $940 thousand, respectively, which is significantly different than the impairment charge recorded in quarter and six months ended June 30, 2003 of $2.4 million. The recovery of the impairment charge is due to changes in the interest rate environment and the impact of that change on the value of our mortgage servicing asset. These decreases were offset by increases of $1.1 million and $900 thousand for the quarter and six months ended June 30, 2004 in repurchase reserves and write-offs of receivables due primarily to loans repurchased through representation and warranty provisions related to our discontinued mortgage loan origination business line. A portion of the losses associated with these claims may be recovered in future quarters through insurance proceeds and claims against contract underwriters and other third parties should the Company decide to implement such proceedings.

                           Forward-Looking Statements

Certain statements contained in this press release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "predict," "believe," "plan," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this press release could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: third party claims or actions in relation to the ongoing or future bankruptcies of the Company's customers; interest rate fluctuations; level of delinquencies; defaults and prepayments; general economic conditions; competition; government regulation; possible future litigation; the actions or inactions of third parties, and actions or inactions of those that are parties to the existing or future bankruptcies of the Company's customers or litigation related thereto; unanticipated developments in connection with the bankruptcy actions or litigation described above, including judicial variation from existing legal precedent and the decision by one or more parties to appeal decisions rendered; the risks and uncertainties discussed elsewhere in the annual report and in the Company's current report on Form 8-K, filed with the Securities and Exchange Commission on March 14, 2001; and the uncertainties set forth from time to time in the Company's periodic reports, filings and other public statements.

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                           June 30,                 December 31,
                                                                             2004                       2003
                                                                 ------------------------    -----------------------
ASSETS                                                                   (Unaudited)

Cash and cash equivalents                                        $                57,243     $               32,538
Interest-earning deposits and federal funds sold                                   2,111                      1,972
Investment securities                                                            202,047                    152,508
Loans held for sale, net                                                       1,015,389                    999,454
Loans held for investment, net                                                   291,825                    344,802
Mortgage servicing rights, net                                                    32,450                     39,744
Other receivables                                                                 33,389                     43,884
FHLBank stock, at cost                                                            30,136                     30,682
Foreclosed real estate                                                             7,677                      8,538
Premises and equipment, net                                                       21,847                     24,981
Bank owned life insurance                                                         21,113                     20,613
Other assets, net                                                                 21,578                     24,208
                                                                 ------------------------    -----------------------
   Total assets                                                  $             1,736,805     $            1,723,924
                                                                 ========================    =======================

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits                                                         $               907,749     $              974,059
Custodial escrow balances                                                         84,836                     85,466
FHLBank borrowings                                                               526,162                    458,204
Borrowed money                                                                    54,523                     47,970
Junior subordinated debentures owed to
  unconsolidated subsidiary trusts                                                66,525                     66,525
Other liabilities                                                                 21,998                     18,508
Income taxes payable and deferred income tax liability                               815                      3,508
                                                                 ------------------------    -----------------------
   Total liabilities                                                           1,662,608                  1,654,240

Shareholders' equity:
Common stock, $0.0001 par value                                                        1                          1
Additional paid-in capital                                                        20,625                     20,615
Retained earnings                                                                 54,024                     48,859
Accumulated other comprehensive (loss) income                                       (453)                       209
                                                                 ------------------------    -----------------------
   Total shareholders' equity                                                     74,197                     69,684

   Total liabilities and shareholders' equity                    $             1,736,805     $            1,723,924
                                                                 ========================    =======================

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except share information)
                                   (unaudited)



                                                                                   Quarter Ended                Six Months Ended
                                                                                     June 30,                       June 30,
                                                                              2004            2003           2004           2003
                                                                          ----------       ----------     ----------     ----------

Interest and dividend income:
  Loans and securities                                                    $   17,260       $   18,518     $   34,856     $   37,686
  Interest-earning deposits                                                      233              250            462            526
                                                                          ----------       ----------     ----------     ----------
    Total interest and dividend income                                        17,493           18,768         35,318         38,212


Interest expense:
  Deposits                                                                     2,345            3,442          5,005          7,464
  Borrowed money and junior subordinated debentures                            4,863            4,616          9,679          9,301
                                                                          ----------       ----------     ----------     ----------
    Total interest expense                                                     7,208            8,058         14,684         16,765

Net interest income before provision for loan and valuation losses            10,285           10,710         20,634         21,447
Provision for loan and valuation losses                                          445              842          1,744          1,537
                                                                          ----------       ----------     ----------     ----------
Net interest income after provision for loan and valuation losses              9,840            9,868         18,890         19,910


Noninterest income:
  Loan administration                                                          3,727            5,532          8,395         11,801
  Brokerage                                                                    2,507            2,883          5,459          5,223
  Trust services                                                               1,887            1,685          3,839          3,297
  Real estate disposition services                                             3,078            1,458          5,466          2,823
  Gain on sale of loans and securities                                           285            4,300          2,369          7,746
  School Services                                                                799              650          1,470          1,266
  Other                                                                        6,199            4,539          8,894          6,716
                                                                          ----------       ----------     ----------     ----------
    Total noninterest income                                                  18,482           21,047         35,892         38,872


Noninterest expense:
  Compensation and employee benefits                                           8,786            9,138         17,746         18,204
  Amortization of mortgage servicing rights                                    4,493           10,356          9,164         19,254
  Occupancy and equipment                                                      1,562            1,475          3,122          2,993
  Postage and communication                                                      532              601          1,118          1,308
  Professional fees                                                              906              848          1,643          1,824
  Data processing                                                                636              766          1,259          1,425
  (Recovery of) impairment on mortgage servicing rights                       (2,100)           2,400           (944)         2,400
  Other general and administrative                                             7,657            8,517         14,499         15,444
                                                                          ----------       ----------     ----------     ----------
    Total noninterest expense                                                 22,472           34,101         47,607         62,852


Income (loss) from continuing operations before income taxes                   5,850           (3,186)         7,175         (4,070)
  Income tax provision (benefit)                                               1,988           (1,558)         2,147         (2,102)
                                                                          ----------       ----------     ----------     ----------
Income (loss) from continuing operations                                       3,862           (1,628)         5,028         (1,968)
                                                                          ----------       ----------     ----------     ----------

Discontinued operations:
  Income from discontinued operations, net of income
    tax provison of $0, $1,978, $89 and $3,435, respectively                       -            3,057            137          5,309
                                                                          ----------       ----------     ----------     ----------
Net income                                                                $    3,862       $    1,429     $    5,165     $    3,341
                                                                          ==========       ==========     ==========     ==========

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except share information)

                                                                Quarter Ended                        Six Months Ended
                                                                  June 30,                             June 30,
                                                           2004              2003               2004               2003
                                                     --------------    --------------     --------------     --------------
                                                                               (Unaudited)

Income (loss) from continuing operations
  per share - basic                                  $         0.59    $        (0.25)    $         0.77     $        (0.30)
                                                     --------------    --------------     --------------     --------------
Income (loss) from continuing operations
  per share - assuming dilution                      $         0.58    $        (0.25)    $         0.76     $        (0.30)
                                                     --------------    --------------     --------------     --------------

Income from discontinued operations per
  share - basic                                      $            -    $         0.47     $         0.02     $         0.81
                                                     --------------    --------------     --------------     --------------

Income from discontinued operations per
  share - assuming dilution                          $            -    $         0.47     $         0.02     $         0.81
                                                     --------------    --------------     --------------     --------------

Net income per share - basic                         $         0.59    $         0.22     $         0.79     $         0.51

                                                     ==============    ==============     ==============     ==============

Net income per share - assuming dilution             $         0.58    $         0.22     $         0.78     $         0.51
                                                     ==============    ==============     ==============     ==============

                      MATRIX BANCORP, INC. AND SUBSIDIARIES
                    OPERATING RATIOS AND OTHER SELECTED DATA
                (Dollars in thousands, except share information)

                                                                     Quarter Ended                        Six Months Ended
                                                                       June 30,                                June 30,
                                                               2004               2003               2004                2003
                                                         --------------       --------------     --------------      ---------------
                                                                                      (Unaudited)
Weighted average shares - basic                               6,519,522           6,491,483           6,519,251           6,491,131
Weighted average shares - assuming dilution                   6,633,954           6,541,899           6,607,047           6,536,258
Number of shares outstanding at end of period                 6,520,181           6,496,043           6,520,181           6,496,043

Average Balances
----------------
 Loans receivable                                       $    1,295,617     $     1,405,154     $     1,332,299      $     1,398,701
  Interest-earning assets                                     1,466,743           1,467,356           1,501,331           1,467,378
  Total assets                                                1,682,441           1,674,336           1,720,184           1,677,566
  Interest-bearing deposits                                     743,629             777,363             770,712             793,384
  FHLBank and other borrowings                                  568,736             456,359             570,409             460,180
  Interest-bearing liablilities                               1,312,365           1,233,722           1,341,121           1,253,564
  Shareholders' equity                                           72,931              69,880              71,511              68,822

Operating Ratios & Other Selected Data (1)
--------------------------------------
  Return on average equity                                        21.18%               8.18%              14.44%               9.71%
  Net interest margin (2)                                          2.80%               2.92%               2.75%               2.92%
  Net interest margin - Matrix Capital Bank                        3.04%               3.04%               3.04%               3.03%
  Operating efficiency ratio (3)                                  62.62%              74.77%              68.07%              72.28%
  Balance of servicing portfolio                         $    2,590,813     $     4,339,401     $      2,590,813     $     4,339,401
  Average prepayment rate on owned servicing portfolio            32.40%              39.30%               29.90%             35.50%
  Book value per share (end of period)                   $        11.38     $         10.83     $          11.38     $        10.83

Loan Performance Ratios (1)
-----------------------
  Net charge offs/average loans                                    0.03%               0.04%               0.08%               0.13%
  Allowance for loan and valution losses/total loans               0.80%               0.65%               0.80%               0.65%



------------------------------------------------------------------------------

     (1) Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.

     (2)  Net  interest  margin has been  calculated  by dividing  net  interest
          income   before  loan  and   valuation   loss   provision  by  average
          interest-earning assets.

     (3) The operating efficiency ratio has been calculated by dividing noninterest expense, exlcuding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for loan and valuation losses plus noninterest income.